SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                Biogen Idec Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                             Dr. Alexander J. Denner
                                Dr. Anne B. Young
                          Professor Richard C. Mulligan
                               Vincent J. Intrieri
                                Keith A. Meister
                               David S. Schechter
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                           Icahn Enterprises G.P. Inc.
                         Icahn Enterprises Holdings L.P.
                                   IPH GP LLC
                                Icahn Capital LP
                                Icahn Onshore LP
                                Icahn Offshore LP
                                  Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


     On May 27, 2008, Carl C. Icahn sent a letter to shareholders of Biogen Idec Inc. which is attached hereto as Exhibit I and is incorporated herein by reference.

ON MAY 16, 2008, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE
DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. ANNE B. YOUNG, PROFESSOR RICHARD C. MULLIGAN, VINCENT J. INTRIERI, KEITH A. MEISTER, DAVID SCHECHTER, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP., AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF BIOGEN IDEC INC. FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF BIOGEN IDEC INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT MAY 27, 2008.

                                                                       EXHIBIT I
                                                                       ---------


                                  CARL C. ICAHN
                          767 FIFTH AVENUE, 47TH FLOOR
                            NEW YORK, NEW YORK 10153

May 27, 2008

Dear Fellow Shareholders:

We are writing to ask you to support our slate of directors for Biogen Idec: Dr. Anne B. Young, Professor Richard C. Mulligan and Dr. Alexander J. Denner. These are our nominees who are seeking to unseat three of management's nominees for directors. Each member of our slate has pledged to seek to enhance shareholder value at Biogen.

We believe our nominees are highly qualified to serve on Biogen's Board. For example, Alexander Denner, Managing Director of Icahn Partners LP who holds a doctorate in biomedical engineering, and Richard Mulligan, Professor at Harvard Medical School, both led the recent turnaround of ImClone Systems where they improved ImClone's relationships with its partners, fixed many operational issues such as reducing expenses while improving performance, settled a number of legal disputes, and importantly, initiated an extensive development program for Erbitux and ImClone's promising pipeline.

Anne Young, Chief of Neurology Service at Massachusetts General Hospital, is, without doubt, one of the best regarded neurologists in the world; it seems strange to us that Biogen does not have someone with her expertise in neurology on its Board.

When you consider how to vote at the 2008 Annual Meeting, we ask that you remember that the current Board announced that it had determined to seek a buyer for the company. Then they spent time and money and failed to come up with any buyers; in fact, no one even made a definitive bid. We have asked ourselves how this could be possible? We believe it is because the company and its advisors designed a process that was, from the outset, doomed for the following reason. Biogen has partnered with Elan and Genentech in connection with some of its most important products and has granted these partners certain change of control rights that could effectively prevent a sale. Obviously potential bidders sought to have discussions with Elan and Genentech in order to better understand the growth potential and toxicity profile of the products as well as determine whether these partners would exercise their change of control rights in each case. Biogen refused to allow such discussions unless the bidders made "binding offers." A "binding offer" would have required a bidder to obtain both board approval and incur significant costs to obtain commitments for any necessary financing. Why should a potential bidder incur these extremely high expenses without first being permitted to complete one of the most important parts of its due diligence? You have to ask yourself why the Board would adopt a process that made it difficult if not impossible for potential bidders to comply with if they really wanted to sell the company. Why put this roadblock in the way of the sale when it almost certainly ensures failure?

We currently own more Biogen stock than all members of the Board and management combined. (This was true even before Biogen's CEO Jim Mullen sold approximately $50 million of stock last month.) As shareholders, our interests are aligned with yours. On the other hand, as illustrated by the failed sales process, it is unclear whose interests the directors and management have in mind.

Despite Biogen's statements to the contrary, we are not seeking to immediately sell the company. Because of the failed sales process, we do not believe that now is the time to initiate another process. However, if the company received a bid at a significant premium, you can be certain that our nominees, as minority directors on the Board would, consistent with their fiduciary duties, fight to ensure that such an offer was properly evaluated. If the bid was credible and had a large enough premium, our nominees would make sure the offer saw the light of day, rather than having it possibly rejected by the Board for reasons which have little, if anything, to do with shareholder value.

If elected, our nominees will work diligently with the remaining incumbents to maximize shareholder value. We believe that research and development is at Biogen's core and our nominees would look to renew the passions of Biogen's researchers and scientists much as Alexander Denner and Richard Mulligan have done at ImClone. Why is Biogen fighting so hard to keep our three qualified nominees off the board? Are they afraid that they will finally be held accountable? Our nominees fully intend to work with the current board to put into action the strategy that will improve the research and commercial activities at the company.

We believe it is imperative that shareholder-nominated directors serve on the Board especially in light of the events that have taken place. We strongly believe that with Biogen's dedicated employees and a renewed, strong and accountable Board, shareholder value at Biogen can be vastly improved. We urge all shareholders and employees to vote for our slate.

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed GOLD proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

Thank you for your support.


                                            Very truly yours,


                                            /s/ Carl C. Icahn
                                            -----------------
                                            Carl C. Icahn